EXHIBIT 99

THE COCA-COLA COMPANY

NEWS RELEASE
                         Media Relations Department
                         P.O. Drawer 1734, Atlanta, Ga. 30301
                         Telephone (404) 676-2121


FOR IMMEDIATE RELEASE    CONTACT: Randy Donaldson
                         (404) 676-3853



           BOARD OF DIRECTORS OF THE COCA-COLA COMPANY
                    ELECTS M. DOUGLAS IVESTER
        CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER


     ATLANTA, October 23, 1997 - The Board of Directors of The Coca-Cola Company, at a special meeting here today, elected
M. Douglas Ivester chairman of the Board and chief executive officer, the 10th chairman of the Board in the Company's history.

     Mr. Ivester, since 1994 president and chief operating officer of the Company, succeeds Roberto C. Goizueta.

     "For nearly two decades, Doug Ivester has been a powerful force in The Coca-Cola Company," said James B. Williams, chairman of SunTrust Banks Inc. and chairman of the Finance Committee of the Company's Board of Directors. "Throughout his career, he has shown the wisdom, the determination and the passion it takes to lead this very special Company."


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     "The Board knew from Roberto several years ago that Doug
Ivester was his choice to succeed him in this job," said Herbert
A. Allen, president and chief executive officer of Allen & Company Incorporated and another Company director. "Roberto would be very happy knowing that Doug has taken on the job he had been so carefully prepared to take."

     "We all owe, and I especially owe, a huge debt of gratitude to the man who steered this company to phenomenal success over the past 16 years," said Mr. Ivester. "The Coca-Cola Company is the strongest it has ever been because of Roberto's leadership and absolute dedication to the business.

     "It is our obligation as a Company, and mine in this new role, to continue to build on the legacy of success that Roberto has left for us. That is exactly what we intend to do."

     Mr. Ivester joined The Coca-Cola Company in 1979 as assistant controller. In the 18 years since, he has served as chief financial officer, president of the Company's European and North American businesses and, since 1994, as president of the Company.

     "Stewardship of this Company is both a responsibility and a challenge because Coca-Cola is more than a brand and a Company - it is an unmatchable idea," said Mr. Ivester. "It is an idea based on the belief that Coca-Cola should benefit everything and everyone it touches throughout the world."


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      "The power of that idea combined with our other great
strengths - our talented people, our brands, our bottling partners - will continue to create enormous opportunity for us all over the world. I look forward to working with all my colleagues in capturing those opportunities."

     "Doug Ivester brings a perfect combination of talents to the role of chief executive officer at this point in The Coca-Cola Company's history," said Mr. Williams. "Doug is equally adept at charting the broad strategic direction of the Company while remaining intently focused on the details - abilities that will serve the Company and its share owners well for many years to come."

     The Company also announced that Mr. Ivester will relinquish the office of president in assuming his new responsibilities.
The office of president will not be filled at this time.

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